UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 16, 2010
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization No.)	001-10362 (Commission File Number)	88-0215232 (I.R.S. Employer Identification)

3600 Las Vegas Boulevard South, Las Vegas, Nevada (Address of Principal Executive Offices)	89109 (Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
MGM MIRAGE, a Delaware corporation (the “Company”), entered into a Sixth Amended and Restated Loan Agreement (the “Restated Loan Agreement”) on March 16, 2010, by and among the Company, MGM Grand Detroit, LLC, a Delaware limited liability company, as initial co-borrower, the lenders referred to therein, and Bank of America, N.A., as administrative agent, and thereby restated its Fifth Amended and Restated Loan Agreement dated as of October 3, 2006 among the same parties (as theretofore amended, the “Fifth Amended and Restated Loan Agreement”).
Pursuant to the Restated Loan Agreement, the Company’s credit facilities under the Fifth Amended and Restated Loan Agreement were re-tranched, and the Company in connection therewith prepaid (the “Required Prepayments”) approximately $820 million of the loans previously outstanding under the Fifth Amended and Restated Loan Agreement. Giving effect to the Required Prepayments, the Company’s senior credit facility under the Restated Loan Agreement consists of approximately $2.0 billion of revolving credit facilities (of which approximately $300 million must be repaid by October 2011) and approximately $2.7 billion of term loans (of which approximately $900 million must be repaid by October 2011).
The Restated Loan Agreement:
•	extends (subject to certain conditions) the maturity date for the remaining approximately $3.6 billion of the loans and lending commitments under the credit facility through February 21, 2014;

•	provides an immediate 100 basis point increase in interest rate for those of the lenders extending their loans and commitments to February 2014;

•	retains the original maturity date in October 2011 for the approximately $1.2 billion owed to lenders which have not agreed to extend their commitments; and

•	continues the minimum EBITDA and maximum annual capital expenditure covenants previously stated by the Fifth Amended and Restated Loan Agreement, but with periodic step-ups during the extension period.
In addition, the Restated Loan Agreement allows the Company to incur or issue debt, equity-linked and equity securities, in each case, subject to certain limitations, and to refinance certain indebtedness which matures prior to the maturity date of the extended facilities, including the approximately $1.2 billion owed to non-extending lenders; provided that (i) indebtedness in amounts issued in excess of $250 million over such interim maturities requires ratable prepayment of the credit facilities in an amount equal to 50% of the net cash proceeds of such excess, and (ii) equity amounts issued in excess of $500 million over such interim maturities require ratable prepayment of the credit facilities in an amount equal to 50% of the net cash proceeds of such excess.
The representations, warranties and covenants contained in the Restated Loan Agreement were made only for purposes of the Restated Loan Agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to the Restated Loan Agreement and may be subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Restated Loan Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Restated Loan Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date (or dates) of the Restated Loan Agreement, which subsequent developments may not be fully reflected in the Company’s public disclosure.
Certain of the lenders party to the Restated Loan Agreement and their respective affiliates engage in financial advisory, investment banking, commercial banking or other transactions of a financial nature with the Company and its subsidiaries, including the provision of advisory services for which they receive certain fees, expense reimbursement or other payments.
The foregoing description of the Restated Loan Agreement does not purport to be complete and is qualified in its entirety by the Restated Loan Agreement filed as Exhibit 10 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description
10
Sixth Amended and Restated Loan Agreement, dated as of March 16, 2010, by and among MGM MIRAGE, as borrower, MGM Grand Detroit, LLC, as co-borrower, the Lenders named therein, Bank of America, N.A., as Administrative Agent and Banc of America Securities LLC, RBS Securities, Inc., J.P. Morgan Securities Inc., Barclays Capital, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Citibank North America, Inc., Sumitomo Mitsui Banking Corporation, Bank of Scotland PLC, Commerzbank, Wachovia Bank, National Association, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as Joint Lead Arrangers.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE
Date: March 22, 2010	By:	/s/ Troy E. McHenry
Troy E. McHenry
Vice President - Legal Affairs

INDEX TO EXHIBITS

Exhibit No.	Description
10
Sixth Amended and Restated Loan Agreement, dated as of March 16, 2010, by and among MGM MIRAGE, as borrower, MGM Grand Detroit, LLC, as co-borrower, the Lenders named therein, Bank of America, N.A., as Administrative Agent and Banc of America Securities LLC, RBS Securities, Inc., J.P. Morgan Securities Inc., Barclays Capital, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Citibank North America, Inc., Sumitomo Mitsui Banking Corporation, Bank of Scotland PLC, Commerzbank, Wachovia Bank, National Association, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as Joint Lead Arrangers.

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